                                                                    EXHIBIT 1(b)


                             ARTICLES SUPPLEMENTARY

                                       OF

                             THE NEEDHAM FUNDS, INC.


         The Needham Funds, Inc., a Maryland corporation which is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "Company"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Company by Article Fifth of the Articles of Incorporation of the Company, the Board of Directors has duly designated and classified one hundred million (100,000,000) of the authorized but unissued shares of the Needham Growth Fund series of the Company's common stock, par value $0.001 per share, as a new series of shares, such series being designated as the "Needham Small Cap Growth Fund" series.

         (a) Immediately prior to the filing of these Articles Supplementary, the Company had the authority to issue one billion (1,000,000,000) shares of common stock, $0.001 par value per share, of which: (i) one hundred million (100,000,000) of such shares were designated as the Needham Aggressive Growth Fund series of common stock; and (ii) nine hundred million (900,000,000) of such shares were designated as the Needham Growth Fund series of common stock. The aggregate par value of all of such shares was $1,000,000.

         (b) Immediately after the filing of these Articles Supplementary, the Company will have the authority to issue one billion (1,000,000,000) shares of common stock, $0.001 par value per share, of which: (i) one hundred million (100,000,000) of such shares will be designated as the Needham Aggressive Growth Fund series of common stock; (ii) one hundred million (100,000,000) shares will be designated as the Needham Small Cap Growth Fund series of common stock; and
(iii) eight hundred million (800,000,000) of such shares will be designated as the Needham Growth Fund series of common stock. The aggregate par value of all such shares will be $1,000,000.

         SECOND: A description of the "Needham Small Cap Growth Fund" series, including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and the terms or conditions of redemption of such shares, as set by the Board of Directors of the Company, is as follows:

         Except as provided in the Charter of the Company, the shares of the Needham Small Cap Growth Fund series shall be identical in all respects with the shares of the Needham Growth Fund series and the Needham Aggressive Growth Fund series, except that three series of common stock, as opposed to two, now exist.

                                                                    EXHIBIT 1(b)


         THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors of the Company to classify and reclassify and issue any unissued shares of any series or class of the Company's common stock and to fix or alter all terms thereof to the full extent provided by the Articles of Incorporation of the Company.

         FOURTH: The Board of Directors of the Company, at a meeting duly called and held, duly authorized and adopted resolutions designating and classifying the common stock of the Company as set forth in these Articles Supplementary.

         IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary on this 6th day of March, 2002, and its President acknowledges that these Articles Supplementary are the act of the Company, and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.


ATTEST:                                THE NEEDHAM FUNDS, INC.


/s/ Glen W. Albanese                   /s/ John C. Michaelson
-----------------------                ----------------------
Glen W. Albanese                       John C. Michaelson
Secretary                              President